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By Electronic Delivery to: mfletcher@generex.com

November 9, 2009

Mark Fletcher, Esq.
General Counsel
Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario, Canada M5J 2G2

Re: Generex Biotechnology Corporation (the "Company")
Nasdaq Symbol: GNBT

Dear Mr. Fletcher:

On July 23, 2008, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2) (the "Rule"). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until January 20, 2009 to regain compliance with the Rule.[1]

The Company has not regained compliance with the Rule. However, Staff notes that on January 6, 2009 the Company met all initial inclusion criteria for the Capital Market set forth in Listing Rule 5505 (except for the bid price). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company will now be provided an additional 180 calendar day compliance period, or until May 5, 2010, to regain compliance.[2] If, at anytime before May 5, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a *minimum* of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.[3]

[1] On October 16, 2008, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission to implement the suspension of the bid price requirement through January 19, 2009. On December 19, 2008, the suspension was extended though April 20, 2009. Subsequently, on March 23, 2009, the suspension was further extended through July 20, 2009. On July 14, 2009, the SEC allowed Nasdaq to implement a final extension, such that enforcement of the bid price rule would resume as of August 3, 2009.

[2] The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

[3] Listing Rule 5810(c)(3)(F) states that, "Staff may, in its discretion, require a Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In determining whether to require a Company to meet the minimum $1.00 bid price standard beyond ten business days, Staff will consider the following four factors: (i) margin of compliance (the amount by which the bid price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the

If compliance with the Rule cannot be demonstrated by May 5, 2010, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to a Hearings Panel (the "Panel"). Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.[4]

In addition, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at +1 301 978 8042.

Sincerely,

H. Jay Miller
Listing Analyst
Nasdaq Listing Qualifications

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posted bid price); (iii) the Market Maker montage (the number of Market Makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down)."

[4] Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.

NASDAQ REFERENCE LINKS

Topic	Description	Link
NASDAQ Listing Rules	All initial and continued listing rules	NASDAQ Listing Rules
Corporate Governance	Independent directors, committee requirements and shareholder approval	www.nasdaq.com/about/FAQsCorpGov.stm
Fees	Fee schedule	www.nasdaq.com/about/FAQsFees.stm
Frequently Asked Questions (FAQs)	Topics related to initial and continued listing	www.nasdaq.com/about/LegalComplianceFAQs.stm
Hearing Requests & Process	Discussion of the Nasdaq Hearings process	www.nasdaq.com/about/FAQsHearings.stm
Listing of Additional Shares (LAS)	Explanation of Nasdaq's Listing of Additional Shares process	www.nasdaq.com/about/FAQsLAS.stm
Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market	www.nasdaq.com/about/FAQsPhaseDown.stm

DIRECTORY OF NEWS SERVICES*

The use of any of these services will satisfy NASDAQ's listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number
Bloomberg Business News	www.bloomberg.com	Toll free: 800 444 2090 Phone: 609 750 4500
Business Wire	www.businesswire.com	Toll free: 800 227 0845 Phone: 415 986 4422
Dow Jones News Wire	www.djnewswires.com	Phone: 201 938 5400
GlobeNewswire (A NASDAQ OMX Co.)	www.globenewswire.com	Toll free: 800 307 6627 Phone: 310 642 6930
MarketWire	www.marketwire.com	Toll free: 800 774 9473 Phone: 310 765 3200
PR Newswire	www.prnewswire.com	Toll free: 800 832 5522 Phone: 201 360 6700
Reuters	www.thomsonreuters.com	Phone: 646 223 6000

* Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s) ____________.